EXHIBIT 3.1

HEAVY EARTH RESOURCES, INC.

CERTIFICATE OF AMENDMENT

OF

BYLAWS

Heavy Earth Resources, Inc., a Florida corporation (the “Company”), does hereby certify:

That the Board of Directors of the Company duly adopted resolutions, effective November 3, 2014, in accordance with Florida Statutes and the Bylaws of the Company, amending Article III, Section 1(a) of the Company’s Bylaws, as follows:

RESOLVED FURTHER, that the Board hereby approves an amendment of the Corporation’s Bylaws to reduce the minimum number of directors for the Corporation to one (1) as follows:

“(a) The number of the Directors of the Corporation shall be one (1), unless and until otherwise determined by vote of a majority of the entire Board.”

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its President and Chief Executive Officer this 10th day of November 2014.

HEAVY EARTH RESOURCES, INC.

By: /s/ Brian Ladin
Brian Ladin, President and CEO

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